EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., the references to our report of CoJax Oil and Gas Corporation's proved oil and natural gas reserves estimates and future net revenue as of December 31, 2022, and the inclusion of our corresponding report letter, dated May 22, 2023, in the 2022 Annual Report on Form 10-K (the "Annual Report") of CoJax Oil and Gas Corporation.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Richard B. Talley, Jr.

By:

Richard B. Talley, Jr., P.E.

Chief Executive Officer

Houston, Texas

November 17, 2023